Exhibit 10.1

Execution Version

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of September 15, 2019 (this “Agreement”), is by and among Energy Transfer LP, a Delaware limited partnership (“Parent”), Nautilus Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), WP SemGroup Holdco LLC, a Delaware limited liability company (“Stockholder”), and SemGroup Corporation, a Delaware corporation (the “Company”).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, the Parent Parties and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving entity;

WHEREAS, as of the date hereof, Stockholder is the record and beneficial owner in the aggregate of, and has the right to vote and dispose of 300,000 shares of the Company’s Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share (the “Company Preferred Stock”)), which represent approximately 85.72% of the issued and outstanding Company Preferred Stock;

WHEREAS, the Merger will result in a Change of Control (as defined in the Certificate of Designations) of the Company and, pursuant to Section 8 of the Certificate of Designations, the holders of Company Preferred Stock, acting by a majority vote of the Company Preferred Stock, are entitled to, among other things, require the Company to redeem the Company Preferred Stock as set forth therein; and

WHEREAS, as a material inducement to the Parent Parties to enter into the Merger Agreement, the Parent Parties have required Stockholder to agree, and Stockholder has agreed, to enter into this agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

Section 1.1    Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Certificate of Designations” means the Certificate of Designations of Series A Cumulative Perpetual Convertible Preferred Stock of SemGroup Corporation, filed with the Secretary of State of the State of Delaware on January 19, 2018, as amended by Amendment No. 1 dated as of the date hereof.

“Company Entity” means each of the Company and its Subsidiaries.

“Covered Shares” means Stockholder’s Existing Shares, together with any shares of Company Common Stock and Company Preferred Stock that Stockholder acquires, either beneficially or of record, on or after the date hereof, including any shares of Company Common Stock and Company Preferred Stock received as dividends, as a result of a split, reverse split, combination, merger, consolidation, reorganization, reclassification, recapitalization or similar transaction or upon exercise of any option, warrant or other security or instrument exercisable, convertible or exchangeable into shares of Company Common Stock and Company Preferred Stock.

“Existing Shares” means all shares of Company Common Stock and Company Preferred Stock owned, either beneficially or of record, by Stockholder on the date of this Agreement.

“Permitted Transfer” means a Transfer by Stockholder (or an Affiliate thereof) to an Affiliate of Stockholder, provided that such transferee Affiliate agrees in writing to assume all of Stockholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by, and comply with, the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, and all other Covered Shares owned beneficially or of record from time to time by such transferee Affiliate, to the same extent as Stockholder is bound hereunder.

“Transfer” means, directly or indirectly, to sell, transfer, assign or otherwise dispose of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, conversion, assignment or other disposition of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE 2

VOTING

Section 2.1    Agreement to Vote Covered Shares. Stockholder hereby irrevocably and unconditionally agrees that, during the term of this Agreement, at any meeting of the stockholders of the Company in connection with the Merger, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company (or any class or subdivision thereof) in connection with the Merger, Stockholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:

(a)    appear at each such meeting or otherwise cause its Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)    vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares:

(i)    in favor of the approval or adoption of, or consent to, the Merger Agreement, any transactions contemplated by the Merger Agreement and any other action reasonably requested by Parent in furtherance thereof submitted for the vote or written consent of stockholders of the Company;

(ii)    against the approval or adoption of any Acquisition Proposal or any other action, agreement, transaction or proposal made in opposition to the approval of the Merger Agreement or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement; and

(iii)    against any action, agreement, transaction or proposal that is intended, would reasonably be expected, or the result of which would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement.

Section 2.2    No Inconsistent Agreements. Stockholder hereby represents, covenants and agrees that, except for this Agreement, Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to its Covered Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to its Covered Shares (except pursuant to Section 2.3).

Section 2.3    Proxy. In order to secure the obligations set forth herein, Stockholder hereby irrevocably appoints Parent, or any nominee thereof, with full power of substitution and resubstitution, as its true and lawful proxy and attorney-in-fact, only in the event that Stockholder does not comply with its obligations in Section 2.1, to vote or execute written consents with respect to Stockholder’s Covered Shares in accordance with Section 2.1 and with respect to any proposed postponements or adjournments of any meeting of the stockholders of the Company at which any of the matters described in Section 2.1 are to be considered. Stockholder hereby affirms that this proxy is coupled with an interest and shall be irrevocable, except upon termination of this Agreement, and Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by Stockholder with respect to any of its Covered Shares. Parent may terminate this proxy at any time at its sole election by written notice provided to Stockholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1    Representations and Warranties of Stockholder. Stockholder (except to the extent otherwise provided herein) hereby represents and warrants to the Parent Parties and the Company as follows:

(a)    Organization; Authorization; Validity of Agreement; Necessary Action. Stockholder has the requisite power and authority and/or capacity to execute and deliver this

Agreement and to carry out its obligations hereunder. The execution and delivery by Stockholder of this Agreement and the performance by it of the obligations hereunder have been duly and validly authorized by Stockholder and no other actions or proceedings are required on the part of Stockholder to authorize the execution and delivery of this Agreement or the performance by Stockholder of its obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the Parent Parties and the Company, constitutes a legal, valid and binding agreement of Stockholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b)    Ownership. Stockholder is the record and beneficial owner of, and has good title to, the Existing Shares, free and clear of any Liens, except as may be provided for in this Agreement and except Liens created pursuant to that certain Margin Loan Agreement dated as of March 29, 2018 among Stockholder, the lenders party thereto and Citibank, N.A., as amended by the Amendment Agreement dated as of August 16, 2019. All of Stockholder’s Covered Shares during the term of this Agreement will be beneficially or legally owned by Stockholder, except in the case of a Permitted Transfer of any Covered Shares (in which case this representation shall, with respect to such Covered Shares, be made by the transferee of such Covered Shares). Except as provided for in this Agreement, Stockholder has and will have at all times during the term of this Agreement sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of Stockholder’s Existing Shares and with respect to all of Stockholder’s Covered Shares at any time during the term of this Agreement, except in the case of a Permitted Transfer (in which case this representation shall, with respect to such Covered Shares, be made by the transferee of such Covered Shares). Except for the Company Preferred Stock, Stockholder does not, directly or indirectly, legally or beneficially own or have any option, warrant or other right to acquire any securities of a Company Entity that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of a Company Entity that are or may by their terms become entitled to vote, nor is Stockholder subject to any contract, agreement, arrangement, understanding or relationship, other than this Agreement, that obligates it to vote, acquire or dispose of any securities of a Company Entity.

(c)    No Violation. Neither the execution and delivery of this Agreement by Stockholder nor its performance of its obligations under this Agreement will (i) result in a violation or breach of, or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or result in the creation of any Lien (other than under this Agreement) upon any of the properties, rights or assets (including but not limited to its Existing Shares) owned by Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Stockholder is a party or by which it or any of its properties, rights or assets may be bound, (ii) violate any Law applicable to Stockholder or any of its properties, rights or assets, or (iii) result in a violation or breach of or conflict with its organizational and governing documents, except in the case of clauses (i) and (ii) as would not reasonably be expected to prevent or materially delay the ability of Stockholder to perform its obligations hereunder.

(d)    Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is necessary to be obtained or made by Stockholder in connection with its execution, delivery and performance of this Agreement, except for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(e)    Reliance by Parent Parties and the Company. Stockholder understands and acknowledges that the Parent Parties and the Company are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of Stockholder contained herein.

(f)    Adequate Information. Stockholder acknowledges that it is a sophisticated party with respect to its Covered Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon any of the Parent Parties and based on such information as Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Stockholder acknowledges that no Parent Party has made or is making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement or in the Merger Agreement.

Section 3.2    Representations and Warranties of Parent Parties. Each Parent Party hereby represents and warrants to Stockholder and the Company that the execution and delivery of this Agreement by each of the Parent Parties and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the board of directors of the general partner of Parent. The Parent Parties acknowledge that neither Stockholder nor the Company has made and Stockholder and the Company are not making any representation or warranty of any kind except as expressly set forth in this Agreement.

Section 3.3    Representations and Warranties of the Company. The Company hereby represents and warrants to Stockholder and the Parent Parties that the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the board of directors of the Company. The Company acknowledge that neither Stockholder nor the Parent Parties have made and Stockholder and the Parent Parties are not making any representation or warranty of any kind except as expressly set forth in this Agreement.

ARTICLE 4

OTHER COVENANTS

Section 4.1    Prohibition on Transfers, Other Actions.

(a)    Until the earlier of (i) the stockholder approval of the Merger and (ii) termination of this Agreement in accordance with Section 6.1, Stockholder hereby agrees, except for a Permitted Transfer, not to Transfer any of the Covered Shares, beneficial ownership thereof or any other interest therein.

(b)    Stockholder agrees that if it attempts to Transfer (other than a Permitted Transfer), vote or provide any other person with the authority to vote any of the Covered Shares other than in compliance with this Agreement, Stockholder unconditionally and irrevocably (during the term of this Agreement) instructs the Company to not, (i) permit any such Transfer on its books and records, (ii) issue a book-entry interest or a new certificate representing any of the Covered Shares, or (iii) record such vote unless and until Stockholder has complied in all respects with the terms of this Agreement.

(c)    Stockholder agrees that it shall not, and shall cause each of its controlled Affiliates to not, take any action to become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) that Stockholder or such Affiliate is not currently a part of and that has not been disclosed in a filing with the SEC prior to the date hereof (other than as a result of entering into this Agreement) for the purpose of opposing or competing with the transactions contemplated by the Merger Agreement.

Section 4.2    Preferred Stock Election.

(a)    Stockholder agrees to approve, and the Company agrees to execute and deliver to Parent on the date hereof and file with the Secretary of State of the State of Delaware, an amendment to the Certificate of Designations, substantially in the form set forth in Exhibit A hereto.

(b)    Stockholder agrees that in connection with the Merger, it shall elect to require the Company to redeem all (but not less than all) of the Company Preferred Stock at a cash purchase price per share equal to 101% of the Liquidation Preference (as defined in the Certificate of Designations) pursuant to Section 8(c)(iv) of the Certificate of Designations (such election, the “Preferred Stock Election”), and Parent shall cause the Company to make such redemption at such price at the Closing. In order to secure the obligations set forth in this Section 4.2, Stockholder hereby irrevocably appoints Parent, or any nominee thereof, with full power of substitution and resubstitution, as its true and lawful proxy and attorney-in-fact, only in the event that Stockholder does not comply with its obligations in this Section 4.2, to make the Preferred Stock Election. Stockholder hereby affirms that this proxy is coupled with an interest and shall be irrevocable, except upon termination of this Agreement, and Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by Stockholder with respect to any of its Company Preferred Stock. Parent may terminate this proxy at any time at its sole election by written notice provided to Stockholder.

Section 4.3    Waiver of Appraisal Rights and Claims. Stockholder hereby waives any and all rights of appraisal or rights to dissent from the consummation of the Merger and any transactions contemplated by the Merger Agreement.

Section 4.4    Further Assurances. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things reasonably necessary to effectuate this Agreement.

ARTICLE 5

NO SOLICITATION

Section 5.1    No Solicitation. Prior to the termination of this Agreement, Stockholder shall not, and shall use its reasonable best efforts to cause its officers, employees, legal counsel,

financial advisors, agents and other representatives (collectively, “Representatives”) not to, directly or indirectly (a) solicit, initiate, seek or knowingly encourage, induce or facilitate (including by way of furnishing non-public information) any Acquisition Proposal or any inquiries regarding the submission of any Acquisition Proposal, (b) engage or participate in or otherwise facilitate any discussions or negotiations regarding, or furnish any third party any confidential information regarding, the Company or its Subsidiaries in response to or in connection with any Acquisition Proposal, or (c) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal. Stockholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any third party conducted prior to the date of this Agreement with respect to any Acquisition Proposal. In addition, for purposes of this Agreement, the Company shall not be deemed an Affiliate of Stockholder, and any officer, director, employee, agent or advisor of the Company (in each case, in their capacities as such), shall not be deemed a Representative of Stockholder.

ARTICLE 6

MISCELLANEOUS

Section 6.1    Termination. This Agreement shall remain in effect until the earlier to occur of (a) the Effective Time, or (b) the valid termination of the Merger Agreement in accordance with its terms (including after any extension thereof), in which case this Agreement shall terminate and be of no further force and effect with respect to all parties hereto. Nothing in this Section 6.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

Section 6.2    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any Parent Party any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefit relating to the Covered Shares of Stockholder shall remain vested in and belong to Stockholder, and Parent shall have no authority to direct Stockholder in the voting or disposition of any of its Covered Shares, except as otherwise provided herein.

Section 6.3    Publicity. Stockholder hereby permits Parent and the Company to include and disclose in the Proxy Statement/Prospectus, and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement Stockholder’s identity and ownership of the Covered Shares and the nature of Stockholder’s commitments, arrangements and understandings pursuant to this Agreement. Parent and the Company hereby permit Stockholder to disclose this Agreement and the transactions contemplated by the Merger Agreement in any reports required to be filed by Stockholder or any of its Affiliates under Sections 13(d) and 16 of the Exchange Act.

Section 6.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by facsimile or email (upon telephonic confirmation of receipt) or on the first business day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, to:

Energy Transfer LP

8111 Westchester Drive, Suite 600

Dallas, TX 75225

Facsimile:   214-981-0703

Attention:   Tom Long

Tom Mason

Email:         tom.long@energytransfer.com

tom.mason@energytransfer.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Facsimile:   (713) 546-7401

Attention:   William N. Finnegan IV

Debbie P. Yee

Email:         bill.finnegan@lw.com

debbie.yee@lw.com

If to Stockholder, to:

c/o Warburg Pincus LLC

450 Lexington Avenue

New York, New York 10017

Attention:   General Counsel

Email:         notices@warburgpincus.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Facsimile:   (212) 701-5010

Attention:   John D. Amorosi

     Darren M. Schweiger

Email:         john.amorosi@davispolk.com

     darren.schweiger@davispolk.com

If to the Company, to:

SemGroup Corporation

Two Warren Place

6120 S. Yale Avenue, Suite 1500

Tulsa, OK 74136-4231

Attention:   General Counsel

Email:         slindberg@semgroup.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Facsimile:   (713) 836-3601

Attention:   Sean T. Wheeler, P.C.

Douglas E. Bacon, P.C.

Email:         sean.wheeler@kirkland.com

douglas.bacon@kirkland.com

Section 6.5    Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 6.6    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 6.7    Entire Agreement. This Agreement and, solely to the extent of the defined terms referenced herein, the Merger Agreement, together with the schedule annexed hereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

Section 6.8    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)    THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATING TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAW). THE DELAWARE COURT OF CHANCERY (AND IF THE DELAWARE COURT OF CHANCERY SHALL BE UNAVAILABLE, ANY DELAWARE STATE COURT AND THE FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE) WILL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO AND AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH DISPUTE, IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY DELIVERY IN ANY METHOD CONTEMPLATED BY SECTION 6.4 OR IN ANY OTHER MANNER AUTHORIZED BY LAW, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (i) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (ii) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (iii) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

(b)    THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.

Section 6.9    Amendment; Waiver. This Agreement may not be amended or modified, except by an instrument in writing signed on behalf of each of the parties hereto. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the party benefiting from such waiver.

Section 6.10    Remedies. The parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is hereby agreed that, prior to the valid termination of this Agreement pursuant to Section 6.1, the parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, to prevent breaches of this Agreement, and to specifically enforce compliance with this Agreement. In connection with any request for specific performance or equitable relief, each of the parties hereto hereby waives any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to such party. The parties further agree that, by seeking the remedies provided for in this Section 6.10, no party hereto shall in any respect waive its right to seek any other form of relief that may be available to it under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 6.10 are not available or otherwise are not granted.

Section 6.11    Severability. To the fullest extent permitted by law, any term or provision of this Agreement, or the application thereof, that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is illegal, void, invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any illegal, void, invalid or unenforceable term or provision with a term or provision that is legal, valid and enforceable and that comes closest to expressing the intention of the illegal, void, invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. To the fullest extent permitted by law, in the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the original economic, business and other purposes of such invalid or unenforceable term as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.12    Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the actions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

Section 6.13    Successors and Assigns; Third Party Beneficiaries.

(a)    Except in connection with a Permitted Transfer, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may transfer or assign their rights and obligations under this Agreement, in whole or in part or from time to time in part, to one or more of their Affiliates to which their rights are assigned pursuant to the terms of the Merger Agreement at any time. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(b)    This Agreement is not intended to and shall not confer upon any person (other than the parties hereto) any rights or remedies hereunder.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

ENERGY TRANSFER LP

By: LE GP, LLC, its general partner

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Chief Financial Officer

MERGER SUB:

NAUTILUS MERGER SUB LLC

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Chief Financial Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STOCKHOLDER:

WP SEMGROUP HOLDCO LLC

By:	/s/ John Rowan
Name:	John Rowan
Title:	Managing Director

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

SEMGROUP CORPORATION

By:	/s/ Carlin Conner
Name:	Carlin Conner
Title:	President and Chief Executive Officer

[Signature Page to Support Agreement]

EXHIBIT A

FORM OF AMENDMENT TO

CERTIFICATE OF DESIGNATIONS

AMENDMENT NO 1 TO

CERTIFICATE OF DESIGNATIONS OF

SERIES A CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK

OF SEMGROUP CORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware:

SEMGROUP CORPORATION, a Delaware corporation (the “Company”), does hereby certify:

FIRST: A Certificate of Designations of Series A Cumulative Perpetual Convertible Preferred Stock of SemGroup Corporation (the “Certificate of Designations”) was filed with the Secretary of State on January 19, 2018:

SECOND: This Amendment No. 1 (this “Amendment”) to the Certificate of Designations was duly approved by (i) the Board of Directors of the Company and (ii) the holders of 75% of the issued and outstanding shares of Series A Cumulative Perpetual Convertible Preferred Stock.

NOW, THEREFORE, the Certificate of Designations is hereby amended as follows:

SECTION 1.    Amendments.

(a)    The Certificate of Designations is hereby amended by adding the following term in alphabetical order to Section 2.

“Energy Transfer Merger” means the merger and other transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 15, 2019, by and among Energy Transfer LP, Nautilus Merger Sub LLC and the Company.

(b)    The Certificate of Designations is hereby amended by amending and restating Section 8(c)(iv) in its entirety to read as follows:

“(iv) require the Company to redeem all (but not less than all) of such Holder’s Preferred Stock at a cash price per share equal to the Liquidation Preference (or 101% of the Liquidation Preference in connection with the Energy Transfer Merger), in which case, no later than three Trading Days prior to the consummation of such Change of Control, the Company shall deliver a written notice to such Holder stating the date on which the Preferred Stock will be redeemed and the Company’s computation of the amount of cash to be received by the Holder upon redemption of such Preferred Stock.”

SECTION 2.    Full Force and Effect. Except as amended hereby, the Company confirms that all provisions of the Certificate of Designations remain in full force and effect as originally written.

Exhibit A-1

This Amendment has been adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

Exhibit A-2

IN WITNESS WHEREOF, the Company has caused this certificate to be signed and attested this     th day of September, 2019.

SEMGROUP CORPORATION

By:
Name:	Carlin Conner
Title:	President and Chief Executive Officer

Exhibit A-3